EXHIBIT 10.4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

FORM OF SECURED PROMISSORY NOTE

$	April , 2003
Redwood City, California

For value received, Deltagen, Inc., a Delaware corporation (the “Company”), promises to pay                              to or its registered successors or assigns (the “Holder”), the principal sum of                          ($                 ) and any Additional Amount (as defined below) that may become payable under the terms hereof. Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a 360 day year; provided, however, that if an Event of Default shall occur under the Security Agreement (as defined below), interest shall accrue at a rate equal to twenty percent (20%) per annum computed retroactively from the date of this Note until such Event of Default is cured.

This Note is one of a series of Secured Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Secured Promissory Note Purchase Agreement dated April     , 2003 (the “Purchase Agreement”). Such Notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.” Capitalized terms used but not defined herein have the meanings specified in the Purchase Agreement. This Note is subject to the following terms and conditions.

1. Maturity. This Note will automatically mature and be due and payable on the earlier of (i) July 1, 2003, which date shall automatically be extended to August 31, 2003 if any additional Notes are purchased pursuant to Section 1(c) of the Purchase Agreement, and (ii) the closing date of the financing contemplated by the Equity Agreement (the “Maturity Date”). Interest shall accrue on this Note but shall not be due and payable until the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable:

(a) (i) upon receipt by the Company of written notice by Holders holding at least a majority of the outstanding principal amount of the Notes, following the occurrence of any Event of Default set forth in Section 5(a)(i)-(v) of the Security Agreement, and (ii) upon the occurrence of any Event of Default set forth in Section 5(a)(vi) or (vii) of the Security Agreement; or

(b) upon the earlier to occur of (i) a Change of Control, or (ii) four calendar months after the date of the termination of the Equity Agreement pursuant to Section 10.1(d) thereof.

Upon the acceleration of maturity pursuant to Section 1(b), an additional amount equal to two (2) times the outstanding principal amount of this Note (the “Additional Amount”) shall be immediately due and payable.

2. Payment; No Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. This Note may not be prepaid.

3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company and Holders of at least a majority of the outstanding principal amount of the Notes (including the Holder), except for transfers to Affiliates. The Company may not assign its obligations hereunder. Subject to the preceding sentence, this Note may be transferred only in compliance with all applicable securities laws and upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. Any transfer or assignment in violation of the provisions of this Section 3 shall be null and void.

4. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

5. Notices. Any notice required or permitted hereunder shall be given in writing in accordance with the Purchase Agreement.

6. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holders of a majority of the outstanding principal amount of the Notes. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Company, the Holder of this Note and each transferee of this Note.

7. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

8. Security Interest. This Note is secured by all of the assets of the Company in accordance with a separate security agreement (the “Security Agreement”) by the Company in favor of the Holders of the Notes. In case of an Event of Default (as defined in the Security Agreement), the Holder shall have the rights set forth in the Security Agreement.

9. Relationship Among Noteholders.

(a) Payments Pro Rata. Payment to the Holders of Notes shall be made in proportion to the principal and accrued interest then outstanding on any such date of payment to each, until such obligations are paid or retired in full.

(b) Sharing of Payments. If any Holder of a Note shall at any time receive any payment of principal, interest or other charge arising under a Note, or upon any other obligation of the Company or any sums by virtue of counterclaim, offset, or other lien that may be exercised, or from any security, other than payments made on the same date to all Holders of Notes, such Holder shall share such payment or payments ratably with the other Holders of Notes as to maintain as near as possible the unpaid balance of the Notes pro rata according to their aggregate proportionate interests.

(c) Enforcement. The actions of Holders of a majority of the outstanding principal amount of Notes under the Security Agreement shall in each case bind all Holders of Notes. Each Holder agrees that such Holders shall not be liable for any acts taken in good faith in enforcing the rights of the Holders under the Security Agreement.

10. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

11. Action to Collect on Note. If action is instituted to collect on this Note, the Company shall to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

12. Usury. In the event any interest rate payable under this Note is deemed to be in excess of the then legal maximum rate under applicable usury law, such interest rate payable under this Note shall be deemed to be the maximum interest rate payable in compliance with such usury law.

COMPANY:

DELTAGEN, INC.

By:

Name:
(print)

Title:

Address:	700 Bay Road
Redwood City, CA 94063

AGREED TO AND ACCEPTED:

[LENDER]

By: [Name]
Its: [Title]